Exhibit 10(w)
                           LEASE AND OPTION AGREEMENT

concluded between Hafisa Kft. (H-1118 Budapest, Kelenhegyi ut 43. "B" Building) as Lessee, hereinafter referred to as the "Lessee", and Teleconstruct Epitesi Kft (H-1122 Budapest, Va rosmajor U. 13.) as Lessor, hereinafter referred to as the "Lessor", jointly referred to as the "Parties", at the undersigned place and time, upon the following terms and conditions.

I.    DEFINITIONS

1.    In this Agreement
"tax" shall be construed as to include tax, levy, impost, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"VAT" shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time.

"Building" is the building indicated under the sign "8" in the map segment;

"Land Registry Office of Metropolitan Districts" is the state administrative authority keeping the land register of the real estates in Budapest;

"topographical lot number" or "top.No." means the administrative identification number established for the identification and official indication of real estates;

"winding-up", "dissolution" or "administration" of a company, corporation or person shall be construed so as to include any equivalent or analogous proceedings under the law of jurisdiction in which such company, corporation or person is incorporated, constituted, existent, operative or extant or any jurisdiction in which such company, corporation or person winding-up, reorganization, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

"Map segment" means the document issued by the Land Registry Office of Metropolitan Districts for the official assessment of the location of the Real Estate;

"right of purchase" or "option" means the right thus defined in ss. 375 of the Hungarian Civil Code;

"USD" and "dollars" denote lawful currency of the United States of America and ""HUF" and "forint" denote lawful currency of Republic of Hungary.

 .2.   Save where the contrary is indicated, any references in this Agreement to:

(i) this Agreement or any other agreement or document shall be construed as a reference to this Agreement or document as the same may have been, or may from time to time be, amended, varied novated or supplemented; (ii) a statute shall be construed as a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted; and (iii) a time of day shall be construed as a reference to Budapest time.





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3. Unless the context otherwise requires, words (including words defined herein)
denoting the singular number only shall include the plural, and vica versa. The words "written" and "in writing" include any means of visible reproduction. References to "Clauses", "Parts" and "Appendices" are to be construed as references to clauses, parts and appendices of this Agreement. Any reference to a subclause or point is, unless otherwise stated, a reference to sub-clauses or point of the same clause in which such reference appears.

II     INTRODUCTORY PROVISIONS

1. Lessor declares that on the date of the signature of this agreement, is the owner in 1/2 proprietary proportion of the residential park real estate registered at the Land Registry Office of Metropolitan Districts on property sheet No.7933. and under to No.5396, having an area of 5983 m , which is located in 43. Kelenhegyi St., H-I 118 Budapest, Hungary, (hereinafter referred to as the "Real Estate").

2. According to the terms and conditions of the sales agreement concluded between the Lessor as Seller and M&A Management Ltd (H-1118 Budapest, Kelenhegyi ut 39.) as Buyer on 30 June, 1997, and the amendment thereto concluded on 1 April, 1998. which constitutes Appendix No. 2. (hereinafter referred to as the "Sales Agreement") the owner of the Real Estate is M&A Management Ltd in 1/2 proprietary proportion. On the basis of point 1. of the Sales Agreement, M&A Management Ltd as Buyer has ownership on the superstructure indicated as building "A" on the Map Segment, and the following parts: old tower, transformer station house, common park, and 13 parking plots of the roofed parking house.

3. M&A Management Ltd declares that sales agreements have been concluded relating certain parts of its 1/2 proprietary proportion. M&A Management Ltd warrants that it will provide for all present or future co-owners' waiver of right of first refusal. By signing the last page of the present Agreement, M&A Management Ltd as the Co-owner of the Real Estate acknowledges that all the other co-owners know and approve of the terms and conditions of the present Agreement and surrender their right of first refusal. M&A Management Ltd's signature is a condition precedent to the entering into force of this agreement. M&A Management Ltd shall be responsible towards Lessor and Lessee for all damages if Lessee can not exercise its option right contained in the present Agreement as a consequence of the right of first refusal of any present or future co-owner or any other event imputable to M&A Management Ltd.

III.  THE OBJECT OF THE LEASE

1. From April 1, 1998, the Lessor lets on lease and the Lessee takes on lease the Building indicated as building "B"on the Map segment forming a part of the Real Estate, which includes the independent residential parts found in the Building, , the other premises of the Building, and the street, pavement and lot needed for the proper use of the Building, and the proportional part of the common park and 12 parking plots of the roofed parking house -hereinafter jointly referred to as: Leased Property.

The right-of-way, the right of connecting up of public utilities and other servitudinal rights, that the Lessee leases, which are borne by the real estate registered under top.No. 5397/1. in favor of the Real Estate, belong free of charge to the Condominium.

2. The Lessee shall have the exclusive right to use (for living or other purposes) the Leased Property


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during the effectiveness of the present Agreement. The Lessor is aware of the fact that the Lessee desires to use the Leased Property as well as by sublease.

3. The Parties state that in respect of the following flats being a part of the Leased Property, lease agreement was concluded between the Lessor and Lessee, which agreement, upon the terms and conditions of the present Agreement, become void or for the leases of the flats concerned the terms and conditions of the present Agreement are to be applied.

Flat No.   Area
2. Flat    55,26 m2
6. Flat   105,39 m2
7. Flat    86,57 m2
8. Flat    86,57m2

IV.   CONDITIONS OF THE LEASE

1. The Parties conclude the present Agreement for a definite period of time, which starts on the day of entering into force (April 1,1998), and terminates at the end of the 5 year from this date.

2. The Lessor hands over the flats and other premises equipped with kitchen furniture, equipment and facilities, other furniture and built-in wardrobes and lessee accepts premises in an "As Is" condition.

3. All (TAX, VAT) duties and costs no~ mentioned in point V./5., and those in relation to the maintenance and upkeep of the Leased Property, and the damages occurring outside the sphere of interest of the Lessee shall be borne by the Lessee.

4. The Lessee shall provide for and cover incurred expenses in respect the following:

protection of substance and maintenance of the whole area of the Leased Property including the garden;

constant good working order of the central services of the building;

replacement of the fixtures and furnishings, equipment of the property and of the building damaged due to natural disaster or dilapidated despite proper and careful use by the Lessee;

repair of defects in the electric, water, gas, sewage and heating system within the leased property whitewashing of walls, cleaning or changing of wallpaper, if deemed necessary, with a maximum of one such treatment in 5 years.

The Lessee shall notify the Lessor if works charging the Lessor are required and shall permit the Lessor to carry these out and to take measures necessary for preventing damages.

Any repairs or architectural changes that would serve the protection or restoration of the Leased Property's condition should be done by the Lessor through reconciliation with the Lessee.

5     The Lessee hereby obliges himself that he will use the Leased Property as well as its exterior


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facilities carefully, in accordance with their purpose, and with the generally expectable diligence furthermore he will select and control the Sublessees of the Leased Property with proper diligence and will give it back to the Lessor upon the termination of the lease empty.

6. The Lessee has a responsibility towards the Lessor for any damages caused by himself, his Sublessees, or any of the subcontractors, technicians or suppliers employed by him after the technical delivery of the Leased Property

7. The Lessee is obliged to use the Leased Property in a proper way, and is responsible for any deterioration caused by improper use, and the Lessee is obliged to restore any damages originating from improper use prior to giving back the Leased Property to the Lessor..

8. The Lessee and the Sublessees entering into contract with Lessee are entitled to execute architectural changes in the Leased Property, provided that these represent any harm to the Leased Property, under the following conditions and restrictions. a./ The architectural changes that affect only the Leased Property and do not need official building permission, may be executed without any notification to the Lessor or approval of the Lessor.



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b./ In order to execute architectural changes that affect the Leased Property but need official building permission or should be reported to the authorities, a previous written approval of the Lessor is necessary.


V.    RENTAL FEE, EXPENSES

1. As the countervalue for the exclusive use of the Leased Property the Lessee shall pay to the Lessor the HUF equivalent of total USD 22.000/month i.e. twenty-two thousand US dollars per month calculated by the daily exchange rate of the Hungarian National Bank which is the rental fee.

2. The rental fee is due monthly on the first working day of the month following the respective month, which amount shall be paid by the Lessee following the reception of the invoice from the Lessor by transfer to the Lessor's convertible forint account No 1090001 1-00000002-14050226 held with Creditantstalt Rt bank. The first rental fee shall be paid by the Lessee on the first working day of the second calendar month following the date of signature of the take-over protocol.

3. The rental fee shall be considered as paid, when the bank account of the Lessee is charged with the amount of the rental fee by the Bank keeping his account.

4. The Lessee, as a security for the payment of the rental fee and for the obligations referred to in points IV./7., JV.!8. And IV./9., shall transfer to the Lessor the HUF equivalent of USD 44.000,- calculated by the daily exchange rate of the Hungarian National Bank within 15 days from the signing of the present Agreement, which amount shall be kept by the Lessor as a deposit. The deposit includes the amounts given by the Lessee to the Lessor or to Euroweb based on the lease agreement referred to in point 111.13., which reduce the amount of deposit transferred by the Lessee on the basis of the present Agreement.

5. The Lessee shall bear the costs and expenses necessary for the proper operation and use of the Leased Property. Such operating costs are the following:

The costs of heating, electricity, water, gas, sewage, telephone, and garbage delivery;

The costs and fees of the comprehensive property and liability insurance as described in chapter VI. of the present Agreement;

The costs of necessary light-bulb changes, elimination costs of minor power disturbances (short circuits, fuse changes, etc.);

The costs of safeguarding (and of the security service of the Real Estate;

Operation and maintenance costs of the equipment belonging to the building, the cleaning costs (including exterior surfaces), as well as occasional snowploughing and - in the case of slippery roads salting costs;

Costs of parasite extermination, elimination of drainpipe cloggings.





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VI.    SUBLEASE


1. The Lessee is entitled to let on sublease the Leased Property or parts thereof (free-hold flat or parts thereof, other premises or parts of building) to third persons for use for living or other purposes with the Lessor's written consent but lessor cannot withhold written consent unreasonably. Lessor hereby consents to the sublease of Hungarian Broadcasting Corporation or HBC Televizios Rt. The Sublessees -if the absence of different agreement between the Lessee and Sublessee concerned - have the same rights and obligations as the Lessee has on the basis of the present Agreement.

2. Upon sublease the Lessee cannot transfer more rights and obligations than those originating for him from the present Agreement.

3. It is a condition of the sublease of the Leased Property that the proper use and operation by the Sublessee shall also be performed with expectable diligence, not being indecent, and which does not result in permanent loss in value of the Leased Property. The Lessee is totally responsible for the person and activity of the chosen Sublessee.


VII.   OPTION

1. The Lessor, in respect of the Leased Property, provides free of charge a right of purchase (option) for the Lessee for a period of 5 years from the entering into force of the present Agreement, which the Lessee can exercise at any time during the 5-year period.

2. The Parties state that on the date of conclusion of the Agreement, with respect to the exercise of the option, the Leased Property consists of the 1/2 proprietary proportion of the Real Estate defined in point ll./1.and detailed in point 111.11.,



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3. The Lessor shall take every necessary declarations and actions, so that the
Lessee can obtain the unencumbered ownership of the Leased Property by exercising his right of purchase.

4. The Lessee can exercise his right of purchase by notifying the Lessor in a unilateral declaration of the purchase of the Leased Property, and paying the purchase price of the Leased Property determined in point VIII.14.b to the credit of the account of the Lessor referred to in point V.12.

5. In case of exercising the right of purchase determined in the present Agreement, the purchase price of the Leased Property shall be the HUF equivalent of USD 2.000.000, i.e. two million US dollars calculated by the daily exchange rate of the Hungarian National Bank on the payment day..

6. The Lessor irrevocably approves to the registration of the right of purchase determined in the present Agreement in favor of the Lessee, and further approves that in case of the Lessee exercising his right of purchase the ownership of the Lessee in respect of the Leased Property determined in point VIII./2. of the present Agreement shall be registered by virtue of purchase.


VIII.    WARRANTY, COVENANTS

1. The Lessor shall warrant that the Leased Property shall be suited for use in conformity with the contract during the whole period of the lease, and that it shall be in other respects in conformity with the stipulations of the contract. The Lessor shall expressly warrant that the technical state, quality and standards of the Leased Property and the facilities belonging thereto are in conformity with the regulations of the authorities.



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2. The Lessor shall warrant that no third person has any right on the Leased
Property that would restrict or prevent the Lessee or any Sublessee in the use thereof.

3. In connection with the right of purchase stipulated in the present Agreement, the Lessor shall warrant that during the whole period of the Agreement the Leased Property is free of any suit or claim and is unencumbered, and is not burdened by any tax or other liabilities or public utility fees recoverable as taxes.

4. The Lessor assumes the obligation to initiate the division of the Condominium in order for the Leased Property shall be registered in the land registry as a separate real estate. During the division of the Real Estate the Lessor shall work in close co-operation with the Lessee and assumes the obligation to provide the rights determined in the present Agreement for the Lessee in respect of the Leased Property registered as a separate real estate for the whole of the period defined in the present Agreement.

5. The exclusive owner or the Lessor, Euroweb International Corp. (445 Park Avenue New York, NY 10022) jointly and severally assumes the obligations of the Lessor under this Agreement, and undertakes that if the Lessor does not fulfil any of his obligations under this Agreement, upon the direct notice from the Lessee he shall completely satisfy the demands of the Lessee without the need to present claim towards the Lessor.

6. Lessee will grant a charge on its quota to the Lessor to secure the interests of the Lessor in case of major breach of this contract in a separate agreement within thirty days.

IX.      THE TERMINATION OF THE AGREEMENT

1. The Parties state, that during the period acc. The point IV./1. of this Agreement, they are not entitled to terminate it with ordinary cancellation.

2. The lease shall be automatically terminated with the date stipulated in point lV./1. 3. The Lessor is entitled to cancel the present Agreement unilaterally, without notice and with immediate effect in the following events:

The Lessee fails to perform any of his obligations including the rent payment under the present Agreement despite a written at least 10 days prior reminder (notice of default) received by the Lessee to perform the respective obligation;

the Lessee is or may become insolvent, or bankruptcy or winding up procedures are initiated against the Lessee;

4. The Lessee is entitled to cancel the present Agreement - independent from exercising other remedies -unilaterally, without notice and with immediate effect in the following events:

the Lessor fails to perform any of his obligations under the present Agreement despite a written at least 10 days prior reminder received by the Lessee to perform the respective obligation.

5.       The present Agreement also shall be terminated if

         a) the Parties terminates it in mutual agreement;


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         b) the Leased Property gets destroyed wholly or in significantly part or distracted otherwise.

6. The cancellation of any Party shall be valid only in a written form. The date of cancellation shall be the date of receiving the respective letter of cancellation at the afore location of other Party, but latest 5 days after the date of delivery.

7. The Lessee shall transfer the vacated Leased Property with fixtures and furniture defined in point IV./2. to the Lessor on the day of termination the lease.

8. The Lessee is entitled to remove and take away the equipment and furnishment fitted in the Leased Property at his own cost, having reestablished the original condition of the status.


X.    MISCELLANEOUS

1. All agreements, modifications, supplements connected to the present Agreement are valid only in written form.

2. The conditions of entering into force of the present Agreement are the following:

         a) the certified copy of the Map defined in Appendix No. 1. Is available to the Parties;

         b) the copy of the Sales Agreement defined in Appendix No.2. is available to the Parties.

         c) the certified copy of the property sheet of the Real Estate defined in Appendix No.3. is available to the Parties.

The present agreement shall enter into force when the conditions specified in points a)-c) are all met.

3. Should any stipulation of the present Agreement prove to be void, this will not affect the other provisions of the present Agreement. The Parties agree that in case the cause of the voidness may be eliminated on the occasion of a subsequent change of legislation, they shall do their best to keep that part of the contract valid and/or in force, and shall regard the present Agreement as reconfirmed with respect to those parts. The same applies to the case where upon the execution of the Agreement a deficiency shows itself that needs amendment.

4. The Parties shall primarily try to settle disputed matters by mutual consent. in case such attempts prove to be unsuccessful, the Parties stipulate the exclusive competence of the arbitral tribunal. in respect of any disputes between the Parties, the Permanent Court of Arbitration attached to the Hungarian Chamber of Commerce and Industry has exclusive jurisdiction. In respect of any disputes between the Lessor and Euroweb International Corp., the arbitration shall take place in London, England and shall be conducted by three arbitrators two of whom shall be nominated by the respective Parties and the third to be agreed between the two arbitrators appointed and in default he shall be appointed by the London Court of International Arbitration. Any judgement of arbitral tribunal rendered shall be final and binding on the Parties thereto and my be entered in any court having jurisdiction or application may be made to such court for an order or enforcement.. The present Agreement, with respect to Act No. LXXI of 1994 on Arbitration, should be regarded as an arbitration agreement.



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5. Regarding any matters not covered by the present contract, the Parties shall consider the relevant provisions of the Hungarian Civil Code as guiding. The PRESENT contract has been originally written in the English language, and translated into Hungarian. Should any legal disputes arise between the Parties the English text shall be considered as prevailing.

6. The present Agreement has been made in 8 (eight) original copies, all of them signed by both Parties.

7. The Parties have duly signed the present Agreement as an approval, in a form that is in accordance with their deed of foundation, expressing that it conforms to their will in every respect and by signing they state that they have all the necessary authorizations to conclude the present contract, and that no further licenses (of the owners or the authorities) are needed thereto.

8. The Lessee undertakes the obligation to enter into adequate insurance policies including third party liability insurance for the building.


      THE ANNEXES OF THE PRESENT CONTRACT


1.  the certified copy of the Map
2. the certified copy of the Sales Agreement with M and A Kft. which can be modified if it has no any detrimental effect on the Lessee
3.  the certified copy of the property sheet of the Real Estate


Dated: New York March 23, 1998


/s/Lessor/Berbeado
--------------------------

/s/Lessee/Berlo
--------------------------

/s/Peter Klenner
--------------------------
M&A Management Kft.


/s/Frank R. Cohen
---------------------------
EuroWeb Internation Corp.


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Agreement in Hungarian

                           BERLETI ES OPCIOS SZERZQDES


amelyet a Hafisa Kif. (H-1118 Budapest, Kelenhegy ut 43. "B" epulet)

mint Be rlo, a tovabbiakban "Berlo" es a

Teleconstruct Epitesi Kft. (H-i 122 Budapest, Va rosmajor U. 13.)

mint Be' rbead6 a tova'bbiakbn "Be' rbeadb", egyuttesen mint Felek, tova'bbiakban "Felek" kotottek alulirott helyen es idoben az ala bbi felte'telekkel.

FOGALOMMEGHATA'ROZA'SOK

1.       A jelen szerzade'sben

az "ad6"; akk6nt erielmezendo, hogy az magba foglal mindenfajta ad6t, illete'ket, dijat, vamot vagy ma's hasonlo' jelegu kote!eze'st (belee'rtve, de nem korla'tozva az ezek elmulaszta'sa'b61 vagy kesedelmes fizete'se'b61 ered8en fizetendo birsagra vagy kamatra);

az 'AFA" Altalanos Forgaimi Ad6ke'nt, illetve a mindenkor hely6be Iep6 hasonl6 ado' nemk6nt e'rtelmezenda;

az "pu..let" a Te'rke'pszel've'nyen "B" jel alatt megielbit epuletet jelenti;

a "Favarosi kew'letek Fb.Idhivatala" a Budapest ingatlanok ingatlannyilva'ntarta'sa't vezeto- allami kbzigazgata'si szerv;

a "helyrajzi sza'm" vagy "hrsz." az ingatlanok azonositasara es hivatalos megjelole'se're e'tuehozo ko.zigazgata's azonositasi sza'mot jelenti;

a "megszQns", "feloszla's" vagy "adminisztra'ci" egy adolt tarsasag, ceg vagy szemely vonatkoza' sa' ban ugy ertelmezendo, hogy az maga'ba fograrja az adott ta'rsasa'g, ce'g vagy szeme'Iy szkheIye szeripti vagy az uzletviteIe helye szerinti jogrendszere'nek, illetve olyan egye'b jogrendszerek hasonl6 fogalmait, ahol az adott tarsasag, ceg vagy szeme'Iy uzieti vagy ba'rmilyen egye'bteve kenyse get folytat idee'rtve a felsza'mola'st, megszu ne' St, reorganiza'ci6t, megszuntete'st, adminisztra'cidt vagy ehhez hasonl6 joghata'su' egye'b eija'ra'st.

a "Te rke' pszelv6ny" a Fovarosi Keruletek Fbldhivatala a'ltaI az Ingatlan tern let elhe!yezkede'se'nek hivatalos felmereserol kiadott okiratot jelenti;

a "ve tell jog" vagy 'opci6" a Magyar Polgan Torve'nykonyv 375 a ban ekkent meg hatarozott jogot jelenti.

a "USD" es "dollar" az Amerika Egyesult Ailamok to-rv6nyes fizetoeszkoze't jeIoIi a "HUF" es "forint" a Magyar koztarsasa'g torvenyes fizetoeszkozet jeloIi.

Jelen Szerz6de'sben hivatkoza's, az ellenkezo hianya ban:

(I) brmely megjelols jefen S:"erzode'sre vagy ma szerzade'srevagy dokumentumraakke'nt e'rielmezend6, hogyaz hivatkoza'sajelen Szerzode'sre vagy, az esett6l fuggaen, ma's szerzo-de's vagy


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dokumentumido-r61id5re to rte'nt vagy torte'nhet6 m6dosa'sa'ra;

(ii) jogszaba'lyra e'rtelmezenda, hivatkoza's hatalyos vagy a j'ogszaba'lyra; akke'nt hogy az a mindenkor adott jogszaba'lyra helye'be epo ij (iii) egy napon betuli idapontra akkent e'rtelmezend6, hogy az budapesti idore vonatkozik.

3. Amennyiben a szovegosszefu gge's maskent nem kivanja, az egyessza mu szavak magukba foglalja'k azok to~bbessza'mt) formajat is, es forditva. Azok a sza"ak, hogy; "iroti" es "irva" minden Ia' that6 eszkozzel to rte'n5 reprodukc1.6t magukba fogfalnak. A Bekezde's, Fejezet es Melfeklet cimszavak a jelen Szerz5de's bekezde'sere, fejezetere es mellekeltere vonatkoz6 hivatkoza'st jelentenek. Atbekezde'sre vagy pontra val6 hivatkoza's egy adott Bekezde's Albekezde'se're vagy pontja'ra von atkozo' hivatkozast jelent.

1.       BEVEZETO RENDELKEZESEK

Be' rbead6 kijelenti, hogy a Szerz6de's ala ira sa nak id6pontja' ban 112 tulajdoni ara'nyban tulajdonosa a F6va'rosi Kern~letek Fo~ldhivatala'na'l 7933. Sz. tulajdoni lapon felvett 5396 hrsz. alaft nyilva'ntartott 5983 m2 alapte~u~letu es terme'szetben a 1118 Budapest, Kelenhegyl u't 43. sza'm alatt tala'lhat6 lak6parkingatlannak-atova'bbiakban; Ingatlan.

2. A jelen Szerzode's 2. sz. mellekietet kepezo a Be' rbead6 mint elad6 e's az M&A Management Kft. (H-1118 Budapest, Keienhegyi ut 39.) mint vev6 kzott 1997. unius 30-an Ie'trejo~tt ada sve' tell szerzade's es az 1998. a'pnlis 1-en megkotott ada' sve' tell szerzo"ds m6dosita's- a tovabblakban Ada' sve' tell Szerzode's -feltetelel szerint az Ingatlannak 1/2 tutajdoni aranyban az M&A Management kft. a tulajdonosa. Az Ada' sve' tell szerzade's 1. Pontja alapja'n az M&A Management az Ingatlanb6l a Te'rke'pszelve'nyen "A" jelu e'puletke'nt megjeIolt feIule'pitmeyre valamint a k~vetkezo lngatlanre'szletekre vonatkozo'an rendelkezik tulajdonjogi lge'nnyel: regi torony, transzforrna'torha'z, ko~zo~s park, valamint a fedett parkol6ha'z 13 parkol6helye.

3.       M&A Management Ltd kijelenti, hogy
az ingatlan o"t meglllet6 ""'2 tulajdonl hanyad egyes reazeire vonatkoz6an ada' sve' tell szerz6d~seket ktott. M&A Management Ltd vallaIja, hogy minden jelenlegi vagy kesabbi tulajdonosta'rs el6va'sa'rla'sl jogr6l emond6 nyllatkozata't megszerzi.Az M&A Management Ltd mint az Ingatlan t~rstulajdonosa a jelen Szerz5de's ala ira sa val igazoija, hogy minden tulajdonosta'rs ismeri es j6va'hagyja a jelen Szerz5de's felte'telelt ~s lemond el6va'sa'rla'si joga'r61.M&A Management Ltd ala ira sa a jelen szerzade's hatalyba lepesenekfeltetele.M&A Management Ltd teijeskarterite's felel6sse'ggel tartozik Be' rbead6nak es, Be' rl6nek,amennyibenBe' r16e szerz6de'sben meghata'rozott ve tell joga't b~rmeIy jelenlegi vagy jb'vabeli tulajdonosta'rs el6va'sa'rla'si joga miatt vagy ma's neki felr6hat6 okb6l nem gyakorolhatja.

III.     A BE RLET TARGYA

1. 1998 ~prills 1 -t61 a Be' rbead6 be rbe adja a Be' r16 be' 'be veszi az Ingatlan re'sze't kepeza es a Te'rke'pszelve'nyen "B" jelu e'puletke'nt megjelo~lt E'pu~letet, amely maga' ban foglaija az E'pu~letben tala'lhato' o~nall6 lakre'szel:et az ~pu let egye'b helyisegelt valamint azEprendeltete'sszeru'haszna'lata'hoz szu~kse'ges ut, ja'rda 6s foldre'szletet, valamint a kbzo's kert aranyos re'sze't e's egy fedett parkolahazb6l 12 parkol6helyet - a tova'bbiakban egyu~ttesen: Be rleme ny. ABedeme'nyhez te' rite' smentesen hozzatartozik az ingatlannyilvan tartasban5397/1.HRSZ. alatt bejegyzett ingatlant az Ingatlan javara terhelo-u'tszolgalmi jog, ko~zmua'tvezete'si szolgalml jog e's egye'b szolgalmi jog, amelyet Be' rl6 szinte'n be' rbe vesz.

2. A Be'rleme'ny (laka's vagy nem laka's ce'lu') haszna'lata'ra a Be' r16 jelen Szerzades hata'Iya alatt kiza'r6Iagos jogot szerez. A Be' rbead6 tudomassal bir arr6l, hogy a Be rio- a Be' rIem~nyt alberlet u'tja'n Is kiva'nja hasznosltanl.

3. A Felek ro'gzitik, hogy a Be' rbead6 es Be rio- kbzo~tt a Be'rleme'ny re'sz6t ke'pez6 ala' bbiakban meghata'rozott Iaka'sok tekintete ben 1998. januar 15-6n be neti szerzade's jo~tt letre, amely szerzade's a jelen szerzade's felte'telei szerint hata'lya't veszti, llletve az e'nntett lakasok be'rlete're a jelen Szerz6de's feltetelel valnak ira'nyad6va'.Laka's sza' Terulet
                  2. laka's         55,26 m2
                  6. laka's         105,39
                  7. laka's         86 57m2
                  8. laka's         86,57m

IV.      A BE RLET FELTE'TELEI

         1 .A Felek a jelen Szerzode'st hata'rozott idatartamra k6tik, amely a jelen Szerzo des hatalyba le'pe'se'nek a napian (1998 a'prilis 1.) kezdadik 6s e napt6l sza'm~ott 5-1k e'v ve'gen szunik meg.

         2. A Be' rbead6 az lakasokat e's egye'b helyisegeket konyhabutorral es konyhal ge'pekkel, berendeze'sekkel bu'torokkal es bee' p~ett szekre'nyekkel es a Be rib' elfogadja azt az ai~apotot, ahogy amiben azok jelenleg vannak.

         3. Az V.15. Pontban felsoroitakon kivu~Ii e's a Be'rleme'ny fenntarta'sa'val e' karbantartasaval kapcsolatos valamennyl feladat es ko~!ts~g (ad6, forgalmi ado'), valamint nem a Be na e'rdekko~re'be eso ka'rosoda's a Be' riot terheli.

         4. A Be' na a saja't ko~itse'ge'n ko~teles gondoskodni:

         a Be'rleme'ny ege'sz teru'lete'nek belee'rtve a kertet is karbantarta'sa'r61 gondoza'sa'ri;

         az e'pulet kzponti berendeze'seinek a'Iland6 u'zemke'pes a'ilapota'r6i elemi csapa's, vagy a Be na rendeitete'sszew es gondos hasznalat mellett term~szetes elhaszna'lo'da's ko~ vetkezte' ben haszna'lhatalanna' va'lt berendeze'sek, targyak, butorok e's egye'b lakasfelszerelesi targyak po'tia'sa'rn'I; az elektromos-, viz-, ga'z-, csatorna es futesi ha' !6zat lakason beluli szakaszan keletkezett hibak javitasaro'16;

         a falak sztikse'g szerinti, de 5 e'vne'l nem gyakoribb fest6seral, a tapeta tisztitasar6l, ill. szu..kse'g szerinti csere'je'rol.

         A Be rio ko~teIes a Be' rbead6t ertesiteni, ha a Berbead6t terhela munkalatok szukse'gesse'ge meru~l fel, C's ko'~teles megengedni, hogy a Be' rbead6 azokat elvegezze, tova'bba' a karok elha'rita'sa'hoz sztikse'ges inte'zkede'seket megtegye.

         A Be' rbead6 barmilyen javita'st es e'pite'szeti va'Itoztatast, mely a Berlemeny a'llagmeg6rze'se't illetve javita'sa't szolga'lja, Be' rI6vel egyeztetve ve'gez el.

         5. A Be' r15 ko..telezl. magat, hogy a Be' rJeme' nyt valamint a ku..1s le'tesitme'nyeit rendeltete'se'nek rnegfelelo-en elva'rhat gondossaggal haszna'Ija, illetve a Be riemeny Albe'rlait megfelel6 gondossa'ggal va'Iasztja ki e's ellenarzi, tovabba' hogy a be rieti jogviszony megszOne'sekor kiu'ritve bocsa'tj a Be' rbead6 rendelkezesere.

         6. A Be' na a Be rbead6val szemben felelas azokert a ka'roke'rt, ameiyeket azada's ~tve'telt ko~veto-en maga vagy az a'ltala kiva'lasztott AIbe'rlak vagy az aitala igenybe vett alva'llalkoz6k sza'IIit6k vagy egye'b iparosok okoznak.

         7. A Be na felelos a Be'rleme'ny eltete'sszeru'haszna'Iatot meghalad6 elhasznda'sa'e'rt es ko~teIes az ebbal ered6 karokat a rleme'n visszaszolga'ltata'sa't megelazaen helyreallitani.

         8. A Be' rio- illetve a Be' navel szerzado~tt AIbe'rl6k jogosultak a Be' rieme' nyen az ala bbi feltetelek szerint epite'szeti va'ltoztata'sokat ve'grehajtani, felte've hogy azoknak nincs karos hatasuk a Be Tieme nyre. al Azon e'pite'szeti va'ltoztata'sok, amelyek csak a Be' rieme' nyt e'rintik e's amelyekhez nincs szu~kse'g epitesi hat6sa'gi engede lyre a Be' rbead6 ertesitese vagy jo'va'hagya'sa ne'Iku~I ve'grahajthat6k. bl Azon e'pite'szeti va'Itoztata'sokhoz, amelyekhez epitesi hat6sa'gi engede lyre van szu~kse'g vagy amelyek a hat6sa'gnak bejelentendak a Be' rbead6 eazetes ra sos j6va'hagya'sa szu~kse'ges.

V.       BE RLETI DI'J, KO'LTSE'GEK

         1 Berleme kiza'r6lagos haszna'Iatanak ellene'rtekeke'nt a Be' r16 brutt6 USD 22.000/h6 azaz ha~onke'nt IHuszkett6ttezer dollar osszegnek megfelel6 az esede'kesse'g napja'n ira' nyad6 Magyar Nemzeti Bank arfolyamon sza' molt forinl bsszeget mint be' rleti dijat ko'~teIes Be' rbeado' resze're megfizetni.

         2. A be deti dij havonke'nt a ta'rgyho't ko..vet6 h6nap eis6 munkanapja'n esedekes, amelyet a Be' r16 a Be' rbead6 sza'mla'ja'nak ke'zhez ve'tele't ko'~vetoen a'tutala'ssal fizet meg a Be rbeado' Creditanstalt Bankna'I vezett 1090001 1-00000002-14050226 sz. konvertibilis forintsza'mla'ja Java' ra. A IBerIa attal az eIsa be' neti dij fizete'se az a' tada' s-a' tve' tell jegyzako..nyv ala' ira' sat kbveta masodik napta'ri h6nap eIs6 munkanapja'n to"rte'nik.


         3. A be net dij megfizetese akkor tekintheta teljesitettnek, ha a Be' d~ banksza'mla'ja't vezeta hitelinte'zet a be neti dij b.sszege'vel a Be d~ banksza'mla'ja't megtehelte.

         4. A IBerIa a be rleti dij flzete'se'nek valamint a IV./7., IV./8. es IV./9. pontokban foglalt katelezettse'geinek biztosite'ka'uI a fizete's napian ira' nyad6 Magyar Nemzeti Bank a'rfolyamon sza'mitott USD 44.000,- o~sszegnek megfelela forintot utal a't Be' rbead6 javara a jelen szerzade's ala' ira' sa' t61 sza'mitott 15 napon beIu~I, amely o~sszeget a Be' rbead6 Iete'tke'nt ko~teIes kezelni. A letet o~sszege'be belesza'rnit a Berla altal a 111.13. Pontban megjeIo~It berleti szerzade'sek alapja'n Berbead6 vagy Euroweb re'sze're a'tadott pe'nzo~sszegek, amelyekkel a Beda a jelen szerzades alapja'n atutala'sra kerulo- leteti b~sszeget cso~kkentl.

         5. A Berlemeny rendeltete'sszerO uzemeltete'se'hez szukseges Ozemeltete'si kaltse'gek ra'fordfta'sok a Berlat terhelik. Ezen uzemeltetesi ko~Itsegek az ala' bbiak:

         A futes-, villamos a'ram,- viz-, ga'z-, szennyviz-, telefon- es szemetsza'Ilita's ko~ Itse' gel; A VI. fejezetben re'szletezett biztosita'sok megko~tese'nek ko~Itsegei es dijal;


         A vila'g'it6testek szokse'ges csere'je'nek kaltsegel, az a'ramszolga'Itata's kisebb zavarainak (rn~vidza'rIat, biztositek csere stb.) eIha'rit~si kaltsegei;


         Az Ingatlan arzesenek (kamera's figyeles es Iegala'bb 1 ar 24 6ra's szolga'lata) es biztonsa'gi szolga'Iata'nak ko'~Itsegel;

         Az epoletet szolga'l6 berendezesek uzerneltetesi es karbantarta's ko.~Itsegei, a takarita's (a kulsa feluleteke' Is), valamint a h6eltakarita's es sikossa'g eseten a felsz6ra's kaltsegei;
         Ugyancsak ide tartoznak a ka'rtevak

         irta'sa'nak kOItse'gei, a

         csatornadugula's elha'rita'sa.

         VI.

         1. A Be' d~ jogosult a Be' deme' nyt vagy annak re'szeit (o'~rn~kIaka'st vagy annak re'szeit, egye'b helylsegeket vagy e'puIetre'szeket) a Be' rbead6 engede' lye' vel ma's harmadik szeme'Iynek laka's vagy nem laka's ce'Iu' hasznosita's e'rdeke'ben aIb~rIetbe adni, de az enede'Iy csak alapos e's me' Ita' nyolhat6 okb6l tagadhat6 meg. Be' rbead6 hozzajarul, Hungarian Broadcasting Corporation HBC Televizi6s Rt. albe'rlete'hez. Az Albe'rIo-ket a IBerIa e's az adott AIbe'rla elte'rn mega'llapoda'sa hia' nya' ban ugyanazok a jogok illetik meg, illetve ugynazok a katelezettse'gek terhelik mint amelyek a jelen szerzade's alapja'n Be rlat jogositja'k illetve ko~teIezik.

         2. A B~rIa a Be'rleme'ny alberletbe adasa sora'n nem adhat ~t to~bb jogot ~s kbtelezettse' get, mint ami sza'ma'ra a jelen szerzade'sbal ered. 3. A Be'rleme'ny albe'rletbe ada' sa' nak feite'tele, hogy az Alberla altali rendeltete'sszer0 u~zemeItete's elva'rhat6 gondossaggal t6rte'njen, amely nem jar a Berlemeny tart6s e'rte'kveszte's~veI. Be' rla a kiv~Iasztott AIb6ria szeme' lye' e'rt es teve'kenyse'ge'e'rt felelas.




         VE TELL JOG
         VLL

         I.
         A Be' rbead6 a jelen szerzade's hatalyba Ie'pe'se't ko~veta 5 eves idatartamra a B~rIeme'nyre vonatkoz6an ve'teli jogot biztosit t~rite'smentesen a Be' na re'sz~re, amelyet B~rJa az 5 e'ves idatartamon beIu~I barmikor jog osult gyakorolni.
         ALBE'RLET


         szerzade's ~ napja'n a veteli jog gyakorla'sa szernpontja'b6I a Be'rleme'ny a 11.11. pontban meghata'rozott es a 111./i. pontban r~szletezett Be' rbead6 tulajdona' ban a'116 az Ingatlan 1/2 tulajdoni

         3. A Be' rbead6 ko~teIes megtenni minden olyan jognyilatkozatot es cselekme'nyt, hogy a IBeria ve' tell joganak gyakorla'sa'val tehermentesen megszerezze a Be'rleme'ny tulaidonjogat.


         4. A IBeria a ve tell jogat akke'nt gyakoroihatia, hogy egyoldalu' nyilatkozata' ban e'rtesitl a Be' rbead6t a Be'rleme'ny megve'tele'ral e's megfizeti a Be' neme' fly VII 1.14. pont szerinti ve'tela'ra't a Be' rbead6
V.12. pont szerinti banksza'mla'ja Java' ra.


         5. A jelen szerzade's szerinti ve' tell jog gyakorla'sa eseten a Be'rleme'ny ve'tela'ra USD 2.000.000 azaz K6tmiIli6 dollar o'~sszege'nek megfelela A flzete's napja'n ir~nyad6 es a Nemzetl Bank a'r'olyama'n sza' molt forint ellene'rt6ke.



         6. A Be' rbead6 visszavonhatatlanul hozzaja'rula'sa't adja, hogy az lngatlannyilva'ntartasba a B~rIa java'ra a jelen szerzade's szerinti ve tell jog bejegyze'sre kerLIIjo'~n e's tovabba' visszavonhatatlanul hozza'ja'rul ahhoz, hogy amennylben a IBerIa a ve tell joga't gyakoroija akkor a jelen szerzade's VIII./2. pontja szerinti Be rlerne nyre a Be' rianek vetel jogcime'n a tulajdonjoga bejegyzesre keru'~ljo"n.


         VILI     SZAVATOSSAG,
         KO"TELEZETTSE'GVALLASOK

         1. A B6rbead6 szavatol aze'rt, hogy a berleme'ny a szerzade's ege'sz tartama alatt szerzadesszeru haszna'Iatra alkalmas es egye'bke'nt is megfelel a szerzade's elairasainak. A Be' rbead6 kifejezetten szavatol aze'rt, hogy a Be'rleme'ny es a hozza' tartoz6 berendeze'sek mu~szakl allapota minase'ge e's szabva'nya megfelel a hat6sa'gl elaira'soknak.

         2. A BE' RBEAD6 szavatoj azert, hogy harmadik szeme'Iynek nics a Be' rieme' nyre vonatkoz6an olyan joga, amely a Be rlat vagy be rinelyik Albe riot A Be'rleme'ny haszna' lata' ban korla'tozza vagy megakadalyozza.

         3. A jelen szerzade'sben kiko~to~tt ve'teli joggal o~sszefu~gg6sben a Be' rbead6 szavatol, hogy a szerzade's ege'Sz tartama alatt a Berlemeny per-, tehere's ige'nymentes. AZ Elad6 szavatolia tov~bba', hogy a Be' rleme' nyt ad6, vagy ad6k m6dja'ra behajtand6, illetve mas kozuzemi dij tartoza'sok nem terhelik.

         4. A Be' rbead6 katelezettse' get va'llaI arra, hogy a Ta' rsasha'z megoszta' sat kezdeme'nyezi, annak erdekeben, hogy a B~rlerne'ny o"na'116 ingatlankent keru'~ljb'n az lngatlannyllva'ntarta'sban feItu'~ntet6sre. Az Ingatfan megoszta'sa soran a Be rbead6 a Be navel egyu"ttmu'kadve kb'teles elja' ml es ko"telezettse' get vallal, hogy az o'na'116 ingatlanke'nt bejegyzett Be' rieme' nyre a jelen szerzade'sben meghata'rozott idatartam alatt is biztositja a jelen szerzade's szerinti jogokat a IBerIa re'sze're.

         5. A Be' rbead6nak a jelen szerzade'sben vallalt kbtelezettse'geiert a Be' rbead6 kiza' rn' lagos tulajdonosa a Euroweb International Corp. (445 Park Avenue New York, Ny 10022) egyetemlegesen ko"telezettse' get vallal es vallaija, hogy amennyiben a Be' rbead6 vajamely a jelen Szerz6desben felsorolt kb'telezettse'ge'nek nern tesz eleget a IBerIa ko"zvetlen felsz6lita'sa'ra ane'lku'I, hogy a Be' rlanek azt megelozoleg a Be' rbead6to'l kbvetelnie kellene, a IBerIa igenyeit marade'ktalanul kieleg itj.

         6. A B6rla 30 napon belu~I ku~Io'~n szerz:"de'sben za'Iogjogot fog engedni a u'zletre'sze're a be' rbead6nak, hogy biztositsa annak erdekeit arra az esetr ha a jelen szerzad6st jelentasen megszegi.

         IX.      A SZERZODE'S MIEGSZCJNIESE

         1. A Felek ro~gziUk, hogy a jelen szerzade's IV./ 1. pontja' ban megjelo~lt idatartam alatt Felek jelen szerzade'st rendes felmonda's u'tja'n nem mondhatjak fel.

         2. A berlet a IVIL. Pontban meghata'rozott idatartam eltelte'vel automatikusan megszunik.

         3. A B6rbead6 jogosult jelen szerzade'st felmonda's dare tekintet nelkul, azonnali hatallyal, egyoldalu' nyilatkozattal felmondani, ha:

         IBerIa elmulasztja jelen szerzade'sbal ereda kbtelezettse'ge belere'tve a be neti dij fizetesi katelezettse' get teljesite'se't, annak ellen~re, hogy mar legala'bb 10 napja ke'zbesitette'k sza'ma'ra a ko~teIesse'ge teljesitesere vonatkoz6 ira' sbeli felszalitast (ertesite's a szerzadesszege'sral);

         A Be rla fizete'ske'ptelen vagy azza valik, ha csadelja' ra's vagy felsza'mola'si elja' ra's indul ellene;


         4. A B~rIa jogosult jelen szerzade'st felmonda's idare tekintet n~lku..I, azonnali hata'llyaI az egye'b jogorvoslatok mellett egyoldalu' nyilatkozattal felmondani, ha:


         Be' rbead6 elmulasztja jelen szerzade'sbal ereda ko~teIezettse'ge teljesite set, annak e~lene're, hogy ma'r legala'bb 10 napia ke'zbesitette'k sza'ma'ra a katelessege teljesitesere vonatkoz6 irasbeli felsz6lita'st.

         5.       A jelen szerzades megszu'nik akkor is ha

         a)       a Felek jelen Szerz5de'st kazas megegyeze'ssel megszu~ntetik;

         b) a Berlemeny ege'szben vagy jelentas re' sze' ben elpusztul, vagy egye'bke'nt megsernmisu~I.


         6.       A ~eIeK TeImon~a~d ~I~DIUIDY
         forma' ban 6rve'nyes. A felmonda's idapontia a felmonda levelnek a ma' sik fel fenti telephelyare tartena beerkezesenek idapontia, de Iegkesabb a felmond6 level postara ada sa nak napja't6l sza'mitott 5. nap.

         7. A be rieti jogviszony megszu'ne's~nek napja'n a IBeria a IV.12. pontban feltu~ntetett berendezesekkel egyu'tt kateles a Be' rIem~nyt a Be' rbeado' nak visszaszolga'ltatni.

         8. Azt a berendeze'st vagy felszerele'st, amelyet a Be' na a Be' rieme' nyben a saja't ko..ltse'ge'n szereltetett fel, jogosult az eredeti a'llapot visszaa'lli'ta'sa mellett leszere;tetni es magaval vinni.


         X. 1. VEGYES RENDELKEZESEK Jelen szerzadessel kapcsolatos mega'Ilapoda'sok, m6dosita'sok, kiege'szite'sek kiza' rn' lag Ira sos forma' ban e'rve'nyesek.

         2. Jelen szerzades hata'lybale'pe'se'nek felte'telei a ko..vetkezak: A) A JELEN szerzades 1. sz. melle'kleteke'nt meghata'rozott

         Te'rke'pszelve'ny hiteles ma' solata a Felek resze're rendelkeze'sre a'


II. b) a jelen szerzade's 2. sz. melle'kleteke'nt meghata'rozott Ada' sve'teli szerz:ade's ma solata Felek reszere rendelkezesre all. c) a jelen szerzades 3. sz. mellekietekent meghata'rozott az Ingatlan tulajdoni Iapj~nak hiteles m~solata Felek re'sze're rendelkeze'sre A' II.

         Jelen szerzade's akkor lep hatalyba, ha az a)-c) pontokban foglalt feltetelek egyu~ttesen teljesu~lnek.

         Amennyiben jelen szerzade's ba'rmely kikbte'se e'rv6nytelennek bizonyulna, az a szerzade's egyeb rendelkeze'seit nem e'rinti. Felek mega'llapodnak, hogy amennyiben az e'rve'nytelense'g okat egy kesabbi jogszaba'ly va'ltoza's kapcsa'n orvosolni lehet, ugy mindent megtesznek az adott szerzodesre'Sz e'rve'nyben, illetve hata'~yban tarta'sa e'rdeke'ben es ezen szerzade'sre'szek tekintete ben jelen szerzade'st kulo.~n megerasitettnek tekintik. Ugyanez vonatkozik arra az esetre is, ha a szerzade's ve'grehajta'sakor,

         kiege'szite'sre szorul6 hianyossag mutatkozik.

         4 Felek a vita's ke'rde'seket elsasorban ko~zo~s megegyeze's u'tja'n pr6ba'lja'k rendezni, ennek sikertelensege eset~n a va'Iasztottbiras~g kiz~ralagos illete'kesse'ge't kbtik ki. A Felek ko~zatti jogvita'ra a Magyar kereskedelmi es Iparkamara mellett szervezett AIland6 Va' l~sztottbir6sa'g kizaralagos illete' kesse' get kb.tik ki. A IBerIa 6s a Euroweb International Corp kazo~tti jogvita'ra illetekes va'~asz:tottbir6sa'g londoni sz6khellyel mu'ko~da ha rom tagu' blr6s~g, amelynek ke't tagja't a Felek egyenke'nt jelb Ilk ki es a harmadik tagot egyben a va'Iasztottblr6s~g elno'ke't ez a ket tag jelo.~li ki ennek hi~nya' ban a Londofli Nemzetko.~zi Va' Iasztottbir6sa'g jeIbli ki A va'~asztottbirn'sa'gi elj a' ra's nyelve az angol. A ~a'lasztottbir6Sa'g minden hatarozata vegleges ~s a Felekre ne'zve kbteleza e'rvenyu, amely barmely hata'skbrrel rendelkeza bir6sa'g elatt vegrehajthat6nak minasu~l. Jelen szerzade's a va'~asztott bira'skoda'5r61 sz616 1994. e'vi LXXI. tarveny szempontja'b61 egyben ~a'lasztottbir6sa'gi szerzad~snek is minasci~.



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         5. Jelen szerzade'sben nem szaba'lyozott kerdesek tekintete ben Felek a
Magyar Polgari Tb rve'nyko'nyv vonatkoz6 rendelkezeseit tekintik Ira' nyad6nak. Jelen szerzade's angol nyelven ir6dott es rola magyar nyel"u fordita's ke'szult. Felek ko.~zb.tti esetleges jogvita eseten az angol szbvegeze's az ira nyado.

         6. A jelen szerzade's mindke't fel altal pe Ida nyban k6szu~l. 8, azaz nyolc ala' irt eredeti

         7. Jelen szerzade'st Felek, mint akaratukkal mindenben egyezat, az alapito okiratuknak megfelelaen ce' gszeru" en j6va'hagy6lag ala' irta'k, es ala' ira' sukkal akke'nt nyilatkoznak, hogy jelen szerzade's megkb'te'se'hez minden szu~kse'ges felhatalmazassal rendelkeznek, ahhoz semmi)yen tovabbi (tulajdonosi vagy hat6sa'gi) engede lyre FLINGS Szu'kse'g.


         8. A Be r(6 ko'~telezettse' get vallal, hogy megfelela biztos'ita'st belee'rtve a felelb'sse'g biztposita'st kbt az e'pu~let biztosita'sa'ra.


         JELEN SZERZO" DES
         MELLE'KLETEI:


         Te'rke'pszelve'ny hiteles ma solata

         Ada' sve' tell Szerz5de's M and A Kft-vel hiteles ma solata, ami m6dosithat6, ha semmilyen ha tranyos hatasa nincs a be dare
         1.
         2.
         3.       az lngatlantulajdoni lapianak hiteles ma solata


         Dated:   NEW York March 23,